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                                                                   EXHIBIT 10.14
                                RYDER TRS, INC.

                           1560 BROADWAY, SUITE 1800

                             DENVER, COLORADO 80202

March 17, 1998

To:    Tom Arnst

From:  Ronald A. Rittenmeyer /s/ RONALD A. RITTENMEYER

RE:    AMENDMENT TO EMPLOYMENT AGREEMENT

In connection with the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 4, 1998 by and among Ryder TRS, Inc. (the "Company"), Questor Partners Fund, L.P., Questor Side-By-Side Partners, L.P., Madison Dearborn Capital Partners, L.P., BDG Corporation and Budget Group, Inc. (the "Merger"), the Company would like to recognize your contribution to its success by amending your existing employment agreement dated December 18, 1997 (the "Agreement"), as thereafter modified by letter dated March 7, 1998 in which you waived all right and entitlement under the Agreement to the "Executive Severance" and "Executive Stay-on Bonus" payments provided therein. In consideration of the foregoing, your Agreement is amended as follows:

A. MERGER BONUS: Within 5 days following the "Closing Date" (as defined in the Merger Agreement), the Company will make a cash payment to you in the amount of $60,000. On the later of October 1, 1998 or 120 days after the Closing Date, the Company will make an additional cash payment to you in the amount of $60,000.

b.  Executive Severance:  If during the 2-year period following the Closing Date
      (i) your employment is terminated by the Company for reasons other than the conviction of, or a plea of no contest to, a felony punishable by a prison sentence of more than one year, (ii) you terminate your employment by resigning following a reduction in base salary and/or a change to the existing Company's target maximum bonus percentage or formula, (iii) you terminate your employment by resigning following a requirement by the Company to relocate to a location more than 50 miles away from your current employment location, or (iv) you terminate your employment by resigning following a reduction in your title, duties, reporting relationships or responsibilities, the Company shall:

      * Pay you a lump sum cash amount within 5 days of your date of termination equal to your then current annual base salary and prorated targeted maximum bonus for the year.
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      *  If your termination of employment is prior to May 1, 1999, pay you a lump sum cash payment within 5 days of your date of termination in the amount of $40,000.

      * Make a lump sum cash payment to you within 5 days of your date of termination of any unpaid amounts required by Paragraph (a) above.

      * Provide, without cost to you, health care coverage required by Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"), for a period of 12 months following your termination of employment. In lieu of COBRA coverage, you may elect to receive the applicable cost of such coverage in a lump sum cash payment, to be paid within 5 days of your termination of employment.

      * If after May 1997 you relocated to the Denver, Colorado area at the Company's request, the Company will reimburse you for relocation expenses incurred following your termination of employment in an amount equal to the lesser of: (i) your actual expenses incurred in relocating from Denver, Colorado after your termination, or (ii) 125% of your expenses previously incurred in relocating to Denver, Colorado at the Company's request, provided any such expenses are not reimbursed by any subsequent employer. The foregoing relocation program will have the same benefits (including tax gross up on certain items) and coverage as the relocation program under which you were moved to Denver, Colorado by the Company.

C. RETENTION BONUS: If you are employed by the Company on May 1, 1999, the Company will pay you a lump sum cash payment in the amount of $40,000.

Anything herein to the contrary notwithstanding, the terms of this amendment to your Agreement are subject to (i) the consummation of the transactions contemplated by the Merger Agreement, and (ii) the approval of the holders of record of at least 75% of the Company's outstanding voting common stock immediately prior to the Merger in a manner that complies with Section 280G(b)(5)(B) of the Internal Revenue Code of 1986, as amended. If the Merger Agreement is terminated prior to the Closing Date as provided in Section 10.1 of the Merger Agreement or the shareholder approval requirements described in the preceding sentence are not satisfied, the terms of this amendment shall be void and be of no further force and effect, and the existing terms of your Agreement shall continue to apply without regard to this amendment. Except as otherwise provided herein, the terms of this amendment shall not affect any other benefits provided under your Agreement.

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All payments to be provided to you hereunder are subject to applicable federal and state employment and income tax withholding obligations.

The terms of this amendment to your Agreement is tailored to you and therefore, MUST BE TREATED AS STRICTLY CONFIDENTIAL.

If the terms of this amendment to your Agreement are acceptable, please acknowledge your acceptance by signing each signature page to this amendment as indicated below and returning one of the signed pages to me.

Agreed To And Accepted By:

/s/ TOM ARNST                3/17/98
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Tom Arnst                     DATE

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